EXHIBIT 1










                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT


          This Amendment No. 1 to Rights Agreement (this "Amendment") is entered into as of July 20, 1999, by and between CINCINNATI BELL INC., an Ohio corporation ("Parent"), and The Fifth Third Bank, an Ohio corporation (the "Rights Agent"), dated as of April 29, 1997, between Parent and the Rights Agent (the "Rights Agreement").

          WHEREAS Parent has duly authorized the execution and delivery of this Amendment and all things necessary to make this Amendment a valid agreement of Parent have been done. This Amendment is entered into pursuant to Section 27 of the Rights Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

          1. Defined Terms. Terms defined in the Rights Agreement and used and not otherwise defined herein shall have the meanings given to them in the Rights Agreement.

          2. Amendment of Section 1. Section 1 of the Rights Agreement is amended to add the following at the end thereof:

          "(hh) Notwithstanding anything in this Agreement to the contrary, neither Ivory nor any of its Affiliates or Associates shall be deemed to be the Beneficial Owner or to have Beneficial Ownership of any of the shares of Common Stock subject to the Option Agreement, and neither Ivory nor any of its Affiliates or Associates shall be deemed to be an Acquiring Person by the reason of the approval, execution, delivery or performance of the Merger Agreement or the Option Agreement or the consummation of the transactions contemplated by the Merger Agreement or the Option Agreement.

          "Effective Time" shall have the meaning assigned to such term in the Merger Agreement;

          "Ivory" shall mean IXC Communications, Inc., a Delaware
Corporation;

          "Merger Agreement" shall mean the Agreement and Plan of Merger dated as of July 20, 1999, among Parent, Ivory Merger Inc., a Delaware corporation and a wholly owned subsidiary of Parent, and Ivory, as amended from time to time in accordance with its terms;


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          "Merger" shall have the meaning assigned to such term in the
Merger Agreement; and

          "Option Agreement" shall mean the Stock Option Agreement dated as of July 20, 1999, between Parent, as issuer, and Ivory, as grantee.

          3. Amendment of Section 3(a). Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

          "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of the approval, execution, delivery or performance of the Merger Agreement or the Option Agreement or the consummation of the transactions contemplated by the Merger Agreement or the Option Agreement."

          4. Effectiveness. This Amendment shall be deemed effective as of July 20, 1999, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          5. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Ohio and for all purposes shall be governed by and construed in accordance with the laws of such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument.



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          IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed and attested, all as of the day and year first above written.


Attest:                             CINCINNATI BELL INC.,


/s/ Thomas E. Taylor                by    /s/ Richard G. Ellenberger
----------------------                 ---------------------------------
Title: General Counsel                 Name:  Richard G. Ellenberger
       and Secretary                   Title: President and
                                       Chief Executive Officer


Attest:                             THE FIFTH THIRD BANK,


/s/ Randolph Stierer                by  /s/   Dana S. Hushak
-----------------------                ----------------------------------
Title: Vice President                  Name:  Dana S. Hushak
                                       Title: Vice President